Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 18, 2005, accompanying the consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2004 included in the Annual Report of RBC Life Sciences, Inc. (f/k/a Royal BodyCare, Inc.) and Subsidiaries on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of RBC Life Sciences, Inc. (f/k/a Royal BodyCare, Inc.) and Subsidiaries on Forms S-8 (File No.333-109723 and File No. 333-139606).

/s/ Grant Thornton LLP
GRANT THORNTON LLP

Dallas, Texas
March 14, 2007